Exhibit 99.3

   Griffon Corporation Completes the Offering of $125 Million of Contingent
                   Convertible Subordinated Notes Due 2023


         JERICHO, N.Y., July 18, 2003 -- Griffon Corporation (NYSE: GFF) today completed the sale of $125 million of 4.0% Contingent Convertible Subordinated Notes due 2023 (the "Notes"). Approximately $50 million of the total net proceeds of $120.5 million received by Griffon Corporation were used to repurchase 3,067,484 shares of Griffon's common stock, at a price of $16.30 per share, concurrently with the closing of the offering of Notes. Griffon intends to use the remainder of the net proceeds to repay approximately $49 million of revolving credit debt and for general corporate purposes.

         The initial purchasers of the Notes have the option to purchase up to $25 million aggregate principal amount of additional Notes, which option must be exercised on or before July 30, 2003.

         This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. The offering was made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The securities offered have not been registered under the Securities Act or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

         Certain statements in this press release are forward-looking within the meaning of the federal securities laws. While the Company believes any forward-looking statements made are reasonable, actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business and economic conditions, competitive factors and pricing pressures, capacity and supply constraints. Such statements reflect the views of the company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the company. Readers are cautioned not to place undue reliance on these forward-looking statements. The company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.